NEWS Contact: Margaret M. Loebl Vice President, Chief Financial Officer and Treasurer loeblm@quakerchem.com T. 610.832.4160 For Release: Immediate

QUAKER CHEMICAL ANNOUNCES FOURTH QUARTER AND FULL YEAR 2013

RESULTS

•	Quarterly net sales growth of 7% despite a challenging economic environment
•	Significant earnings per share growth compared to fourth quarter 2012
•	Strong quarterly performance drives year-to-date operating cash flow to $73.8 million

February 27, 2014

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE: KWR) today announced net sales of $184.3 million for the fourth quarter of 2013, up approximately 7% compared to the fourth quarter of 2012 net sales of $172.9 million. Earnings per diluted share for the fourth quarter of 2013 were $1.07 compared to $0.99 for the fourth quarter of 2012, with non-GAAP earnings per diluted share increasing approximately 13% to $0.98 for the fourth quarter of 2013 from $0.87 for the fourth quarter of 2012 and adjusted EBITDA increasing 11% to $21.0 million for the fourth quarter of 2013 from $18.9 million for the fourth quarter of 2012. See Non-GAAP Measures section below. Net sales for the full year of 2013 were $729.4 million compared to $708.2 million for 2012. Earnings per diluted share for 2013 were $4.27 compared to earnings per diluted share of $3.63 for 2012, with non-GAAP earnings per diluted share increasing approximately 10% to $3.84 in 2013 compared to $3.49 in 2012 and adjusted EBITDA increasing 11% to $89.6 million for 2013 from $80.9 million for 2012. See Non-GAAP Measures section below.

Michael F. Barry, Chairman, Chief Executive Officer and President, commented, "We are pleased to close out 2013 with a strong fourth quarter and report a 7% growth in net sales. We are continuing to more than offset the challenging market conditions, including foreign exchange, and to grow our business profitably through taking market share and leveraging our recent acquisitions. In addition, we experienced gross margin improvement as raw material prices have finally stabilized over the last few quarters.”

Mr. Barry continued, "2013 was another very good year for Quaker in terms of revenue, net income, net operating cash flow, and adjusted EBITDA despite a challenging global economy. Also, our shareholder value creation was 45% as we continued with both dividend and share price appreciation. We closed the quarter with a positive net cash/debt position and successfully upsized our bank facility to $300 million earlier this year. Our strong balance sheet position provides us the financial flexibility to pursue our strategic initiatives and acquisitions, which we believe can create significant value for our shareholders.”

Quaker Chemical Corporation

One Quaker Park, 901 E. Hector Street, Conshohocken, PA 19428-2380 USA

P: 610.832.4000 F: 610.832.8682

quakerchem.com

Mr. Barry also noted, "Going into 2014, we expect to see modest market growth in all regions of the world which is a change considering that the global markets have been uneven for the past few years. However, we continue to operate in a competitive environment with some challenging economic conditions and also could incur some increases in raw material costs from current levels. On the other hand, I continue to expect market share gains from our strategic initiatives and recent acquisitions which will build upon the anticipated end market growth. On balance, I remain confident in our future and expect 2014 to be another good year for Quaker as we strive to increase revenue and earnings for the fifth consecutive year.”

Fourth Quarter of 2013 Summary

Net sales for the fourth quarter of 2013 of $184.3 million increased approximately 7% from net sales of $172.9 million in the fourth quarter of 2012, primarily due to an increase in product volumes across all regions.

Gross profit increased approximately $6.0 million, or approximately 10%, from the fourth quarter of 2012, which was primarily driven by an improvement in gross margin to 35.4% for the fourth quarter of 2013 from 34.2% in the fourth quarter of 2012. The increase in gross margin reflects the return of the Company’s product margins to more acceptable levels.

Selling, general and administrative expenses (“SG&A”) increased $4.5 million from the fourth quarter of 2012, which was primarily driven by higher labor related costs on general year-over-year merit increases, increased selling and other related costs on improved Company performance and a non-income tax contingency charge.

The decrease in other income of $1.3 million was primarily the result of lower income in the fourth quarter of 2013 compared to the fourth quarter of 2012 from changes in the fair value of certain contingent consideration liabilities that related to past acquisitions.

Interest expense was lower in the fourth quarter of 2013 compared to the fourth quarter of 2012, primarily due to decreases in average borrowings and interest rates. Interest income was higher in the fourth quarter of 2013 compared to the fourth quarter of 2012, primarily due to an increase in the level of the Company’s cash on hand.

The Company’s effective tax rates for the fourth quarters of 2013 and 2012 were 21.7% and 18.2%, respectively. The primary contributors to the increase in the current quarter’s effective tax rate were lower changes in reserves related to uncertain tax positions and certain one-time discrete items that decreased the fourth quarter of 2012 effective tax rate, partially offset by a change in the mix of income to lower tax jurisdictions in the fourth quarter of 2013.

The increase in equity in net income of associated companies from the fourth quarter of 2012 was primarily due to higher earnings related to the Company’s equity interest in a captive insurance company.

Year-to-Date Summary

Net sales for 2013 of $729.4 million increased approximately 3% from $708.2 million in 2012. The increase in the Company’s net sales from the prior year was primarily due to an increase in product volumes generally across all regions, partially offset by a decrease due to foreign exchange rate translation.

Gross profit increased by approximately $22.4 million, or approximately 9%, from 2012, which was primarily driven by an improvement in gross margin to 35.8% in 2013 from 33.7% in 2012. The increase in gross margin reflects the return of the Company’s product margins to more acceptable levels.

Quaker Chemical Corporation

One Quaker Park, 901 E. Hector Street, Conshohocken, PA 19428-2380 USA

P: 610.832.4000 F: 610.832.8682

quakerchem.com

SG&A increased approximately $14.3 million from 2012, which was primarily driven by higher labor related costs on general year-over-year merit increases, increased selling and other related costs on improved Company performance and costs added with our recent acquisitions. In addition, non-operating SG&A expenses increased due to certain uncommon costs. For instance, 2013 SG&A includes the non-income tax contingency charge noted above and, also, costs related to streamlining certain operations in the Company’s Europe, Middle East and Africa and South America segments. Partially offsetting these increases to SG&A were the prior year costs associated with the bankruptcies of certain U.S customers, the prior year costs associated with the Company’s CFO transition and lower translation due to changes in foreign exchange rates.

Other income in 2013 was generally consistent with 2012. In 2013, the Company recorded other income from a refund related to past excise taxes paid on certain mineral oil sales, which was offset by higher other income in 2012 from changes in the fair value of certain contingent consideration liabilities related to past acquisitions.

The decrease in interest expense from 2012 to 2013 was primarily due to lower average borrowings and lower interest rates in 2013. The increase in interest income from 2012 to 2013 was primarily due to a higher level of the Company’s cash on hand.

The Company’s effective tax rates for 2013 and 2012 were 28.1% and 24.7%, respectively. The primary contributors to the increase in the current year’s effective tax rate were lower changes in reserves related to uncertain tax positions and certain one-time discrete items that decreased the 2012 effective tax rate, partially offset by a change in the mix of income to lower tax jurisdictions during 2013.

The increase in equity in net income of associated companies from 2012 was primarily due to higher earnings related to the Company’s equity interest in a captive insurance company during 2013, including a non-cash out-of-period adjustment recorded in 2013. Partially offsetting this increase in equity in net income of associated companies was a charge recorded in 2013 due to the devaluation of the Venezuelan Bolivar Fuerte.

Changes in foreign exchange rates negatively impacted 2013 net income by approximately $0.7 million, or $0.05 per diluted share.

Balance Sheet and Cash Flow Items

The Company’s net operating cash flow for the fourth quarter of 2013 was $21.8 million, which increased its full year 2013 net operating cash flow to $73.8 million as compared to $62.9 million for 2012. The improvement in the Company’s net operating cash flow during 2013 was primarily driven by increased net income and better working capital management. During 2013, the Company revised its credit facility, expanding the amount available for borrowings under this facility from $175.0 million to $300.0 million, which provides the Company further financial flexibility for potential future initiatives. In addition to the revised facility, the Company’s current liquidity remains strong, as its cash position continued to exceed its debt at December 31, 2013 and its consolidated leverage ratio continued to be less than one times EBITDA.

Non-GAAP Measures

Included in this public release are non-GAAP financial measures of non-GAAP earnings per diluted share and adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are more indicative of future operating performance of the Company, and facilitate a better comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP. The following are reconciliations between the non-GAAP (unaudited) financial measures of non-GAAP earnings per diluted share and adjusted EBITDA to their most directly comparable GAAP financial measures:

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	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
GAAP earnings per diluted share attributable to Quaker Chemical Corporation Common Shareholders	$1.07	$0.99	$4.27	$3.63
Equity income in a captive insurance company per diluted share	(0.08)	(0.03)	(0.41)	(0.14)
Mineral oil excise tax refund per diluted share	—	—	(0.14)	—
Change in acquisition-related earnout liability per diluted share	(0.06)	(0.09)	(0.03)	(0.09)
Cost streamlining initiatives per diluted share	0.01	—	0.08	—
Devaluation of the Venezuelan Bolivar Fuerte per diluted share	—	—	0.03	—
Non-income tax contingency charge per diluted share	0.04	—	0.04	—
Customer bankruptcy costs per diluted share	—	—	—	0.06
CFO transition costs per diluted share	—	—	—	0.03
Non-GAAP earnings per diluted share	$0.98	$0.87	$3.84	$3.49

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net income attributable to Quaker Chemical Corporation	$14,086	$13,007	$56,339	$47,405
Depreciation and amortization	3,944	4,074	15,784	15,358
Interest expense	699	924	2,922	4,283
Tax expense	3,556	2,883	20,489	15,575
Equity income in a captive insurance company	(1,073)	(386)	(5,451)	(1,812)
Mineral oil excise tax refund	—	—	(2,540)	—
Change in acquisition-related earnout liability	(1,172)	(1,737)	(497)	(1,737)
Cost streamlining initiatives	142	—	1,419	—
Devaluation of the Venezuelan Bolivar Fuerte	—	—	357	—
Non-income tax contingency charge	796	—	796	—
Customer bankruptcy costs	—	98	—	1,254
CFO transition costs	—	—	—	609
Adjusted EBITDA	$20,978	$18,863	$89,618	$80,935

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Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, future terrorist attacks and other acts of violence. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, Quaker Chemical’s investor conference call to discuss the fourth quarter of 2013 results is scheduled for February 28, 2014 at 8:00 a.m. (ET). A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at http://www.quakerchem.com. You can also access the conference call by dialing 877-269-7756.

About Quaker

Quaker Chemical is a leading global provider of process fluids, chemical specialties, and technical expertise to a wide range of industries, including steel, aluminum, automotive, mining, aerospace, tube and pipe, cans, and others.  For nearly 100 years, Quaker has helped customers around the world achieve production efficiency, improve product quality, and lower costs through a combination of innovative technology, process knowledge, and customized services. Headquartered in Conshohocken, Pennsylvania USA, Quaker serves businesses worldwide with a network of dedicated and experienced professionals whose mission is to make a difference.

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Quaker Chemical Corporation

Consolidated Statement of Income

(In thousands, except per share data)

	(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Net sales	$184,297	$172,868	$729,395	$708,226

Cost of goods sold	119,134	113,714	468,320	469,515

Gross profit	65,163	59,154	261,075	238,711
%	35.4%	34.2%	35.8%	33.7%

Selling, general and administrative expenses	49,931	45,478	189,832	175,487

Operating income	15,232	13,676	71,243	63,224
%	8.3%	7.9%	9.8%	8.9%

Other income, net	1,557	2,886	3,519	3,415
Interest expense	(699)	(924)	(2,922)	(4,283)
Interest income	321	183	986	592
Income before taxes and equity in net income of associated companies	16,411	15,821	72,826	62,948

Taxes on income before equity in net income of associated companies	3,556	2,883	20,489	15,575
	12,855	12,938	52,337	47,373

Equity in net income of associated companies	1,825	829	6,514	2,867

Net income	14,680	13,767	58,851	50,240

Less: Net income attributable to noncontrolling interest	594	760	2,512	2,835

Net income attributable to Quaker Chemical Corporation	$14,086	$13,007	$56,339	$47,405
%	7.6%	7.5%	7.7%	6.7%

Per share data:
Net income attributable to Quaker Chemical Corporation Common Shareholders - basic	$1.07	$0.99	$4.28	$3.64
Net income attributable to Quaker Chemical Corporation Common Shareholders - diluted	$1.07	$0.99	$4.27	$3.63

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Quaker Chemical Corporation

Consolidated Balance Sheet

(In thousands, except par value and share amounts)

	(Unaudited)

	December 31,	December 31,
	2013	2012
ASSETS

Current assets
Cash and cash equivalents	$68,492	$32,547
Accounts receivable, net	165,629	154,197
Inventories, net	71,557	72,471
Current deferred tax assets	7,826	6,401
Prepaid expenses and other current assets	15,343	12,194
Total current assets	328,847	277,810

Property, plant and equipment, net	85,488	85,112
Goodwill	58,151	59,169
Other intangible assets, net	31,272	32,809
Investments in associated companies	19,397	16,603
Non-current deferred income taxes	24,724	30,673
Other assets	36,267	34,458
Total assets	$584,146	$536,634

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$1,395	$1,468
Accounts payable	72,281	67,586
Dividends payable	3,299	3,208
Accrued compensation	20,801	16,842
Accrued pension and postretirement benefits	1,438	2,188
Current deferred tax liabilities	1,057	253
Other current liabilities	30,585	16,247
Total current liabilities	130,856	107,792
Long-term debt	17,321	30,000
Non-current deferred income taxes	6,394	6,383
Non-current accrued pension and postretirement benefits	37,006	49,916
Other non-current liabilities	47,538	52,867
Total liabilities	239,115	246,958

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued 2013 - 13,196,140 shares	13,196	13,095
Capital in excess of par value	99,038	94,470
Retained earnings	258,620	215,390
Accumulated other comprehensive loss	(34,700)	(41,855)
Total Quaker shareholders' equity	336,154	281,100
Noncontrolling interest	8,877	8,576
Total equity	345,031	289,676
Total liabilities and equity	$584,146	$536,634

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Quaker Chemical Corporation

Consolidated Statement of Cash Flows

For the twelve months ended December 31,

(In thousands)

	(Unaudited)
	2013	2012

Cash flows from operating activities
Net income	$58,851	$50,240
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12,339	12,252
Amortization	3,445	3,106
Equity in undistributed earnings of associated companies, net of dividends	(4,162)	(2,350)
Deferred income taxes	(30)	2,354
Uncertain tax positions (non-deferred portion)	(1,826)	(1,407)
Acquisition-related fair value adjustments	200	(1,909)
Deferred compensation and other, net	(259)	(156)
Stock-based compensation	4,161	3,807
Loss (gain) on disposal of property, plant and equipment	200	(108)
Insurance settlements realized	(988)	(1,391)
Pension and other postretirement benefits	862	(1,427)
(Decrease) increase in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(11,837)	779
Inventories	406	3,228
Prepaid expenses and other current assets	(743)	504
Accounts payable and accrued liabilities	11,301	(2,562)
Estimated taxes on income	1,881	(2,067)
Net cash provided by operating activities	73,801	62,893

Cash flows from investing activities
Investments in property, plant and equipment	(11,439)	(12,735)
Payments related to acquisitions, net of cash acquired	(2,478)	(5,635)
Proceeds from disposition of assets	513	245
Interest earned on an Insurance settlement	52	69
Change in restricted cash, net	936	1,322
Net cash used in investing activities	(12,416)	(16,734)

Cash flows from financing activities
Net decrease in short-term borrowings	-	(315)
Repayments of long-term debt	(12,791)	(17,632)
Dividends paid	(13,018)	(12,616)
Stock options exercised, other	(307)	(924)
Excess tax benefit related to stock option exercises	815	2,045
Distributions to noncontrolling shareholders	(905)	(1,099)
Net cash used in financing activities	(26,206)	(30,541)

Effect of exchange rate changes on cash	766	20
Net increase in cash and cash equivalents	35,945	15,638
Cash and cash equivalents at the beginning of the period	32,547	16,909
Cash and cash equivalents at the end of the period	$68,492	$32,547